Exhibit 10.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

November 16, 2007

BH Cherry LLC and

Bernard H. Cherry

1 North Breakers Row

Palm Beach, FL 33480

Gentlemen:

Distributed Energy Systems Corp. (the “Company”) wishes to engage the services of BH Cherry LLC (the “LLC”) and, through it, the services of Bernard H. Cherry (“Executive”) as its Interim Chief Executive Officer and the LLC wishes to provide the services of Executive on a consulting basis. The purpose of this letter agreement is to set forth the terms of this arrangement.

1. As of October 31, 2007, the LLC has provided, and will continue to provide, the services of Executive as the Interim Chief Executive Officer of the Company. Executive will have the responsibilities and authorities customarily inherent in the position of chief executive officer and as provided in the Company’s by-laws and will, in his capacity as an officer of the Company, report solely to the Board of Directors of the Company (the “Board of Directors”). In addition, Executive will be responsible for other duties as may from time to time be reasonably agreed among him, the LLC and the Board of Directors, including at the request of the Board of Directors assisting in the search for a permanent Chief Executive Officer (together with the services described in the preceding sentence, the “Services”). The LLC and Executive agree that Executive will devote his best efforts, skill, knowledge, attention, and energies to performing the Services and to the advancement of the Company’s business and interests and to the performance of his duties and responsibilities as Interim Chief Executive Officer of the Company, and they agree to observe all rules and regulations of the Company. The parties contemplate that Executive will initially devote approximately five days per week to the performance of the Services, although the judgment as to the necessary time commitment shall be in the discretion of Executive and the time commitment may decline over time. Executive, in his individual capacity, will continue in his role as a director of the Company and as Chairman of the Board, subject to the Company’s by-laws and legal requirements.

2. In rendering the Services to the Company, Executive and the LLC shall act as an independent contractor and not as an employee, joint venturer or partner of the Company for any purpose whatsoever. The manner and means by which the Services are provided shall be under the sole and exclusive control and discretion of the LLC and Executive, subject to the provisions of this letter agreement, the Company’s by-laws and legal requirements. The LLC is not authorized to transact any business or assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Executive, in his individual capacity as a corporate officer, shall be authorized to transact business and incur obligations on behalf of the Company only to the extent such authority is inherent in the position of chief executive officer. The LLC retains the right to contract with other companies or entities for Executive’s or its own consulting and management services, subject to the requirements of this letter agreement. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting and management services without restriction.

3. The Company will pay the LLC for the services of Executive at a rate of $4,000 per day actually devoted by Executive to performing the Services. The LLC shall present monthly invoices to the Company reporting in reasonable detail the work performed by Executive and containing the LLC’s employer identification number and address, which invoices shall be subject to approval by a member of the Audit Committee of the Board of Directors, which approval shall not be unreasonably withheld. Effective on the date of this letter agreement, Executive shall no longer be eligible for compensation in his role as a director or as Chairman of the Board of Directors.

4. Executive shall not be eligible to participate in any bonus or benefit programs or privileges that the Company establishes and makes available to its employees from time to time, including, without limitation, social security, unemployment, medical or pension payments, and Executive waives any claim to entitlement to such participation even if his status is later reclassified retroactively by a governmental agency.

5. The Company will reimburse the LLC for reasonable business expenses incurred in connection with the performance of the Service, including but not limited to air fare at coach rates, lodging and meal expenses in connection with Executive’s commuting between his residences in Florida and New Jersey and Company facilities. The LLC shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month, which statements shall be subject to standard Company expense reimbursement policies in effect from time to time and approval by a member of the Audit Committee of the Board of Directors.

6. This letter agreement and the consulting arrangement hereunder may be terminated by the Company or the LLC at any time, for any reason, and with or without notice. In the event of such termination, the LLC shall be entitled to payment for services performed and expenses incurred prior to the effective date of termination, as contemplated by this letter agreement,

7. As a condition to this engagement, the LLC and Executive shall execute and comply with the terms of an Assignment of Inventions, Non-Disclosure and Non-Compete Agreement in the form attached hereto as Exhibit A.

8. The LLC and Executive represent that they are not bound by any agreement, employment or consulting contract, restrictive covenant or other restriction to refrain from competing, directly or indirectly, with the business of a previous employer or other party or that would prevent them from entering into this consulting arrangement with or carrying out their responsibilities for the Company, or which is in any way inconsistent with the terms of this letter agreement. The LLC and Executive further represent that their engagement by the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by them in confidence or in trust prior to their engagement by the Company.

9. The LLC is responsible for the Federal, state and local taxes, including all employment taxes, withholding, and social security payments, for Executive and any other employee(s) performing consultant services under this letter agreement, and for complying with all applicable Federal, state and local laws, ordinances, and regulations that are now or in the future may become applicable to this letter agreement and the services provided hereunder, including but not limited to, complying with all applicable rules and regulations of the state of Connecticut. The LLC is also responsible for maintaining adequate workers’ compensation insurance coverage for Executive. The LLC agrees to indemnify, defend and hold harmless the Company, its stockholders, officers, directors, agents and employees from any claims by any federal, state or local government agency, whether on account of withholding of employment taxes or any other claim or cause, arising out of the LLC’s or Executive’s service hereunder.

10. This letter agreement is personal to the LLC and Executive and neither shall have the right to assign any of its or his rights or delegate any of its or his duties without the express written consent of the Company.

11. All notices required or permitted under this letter agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this section.

12. This letter agreement contains the entire understanding between the Company on the one hand and the LLC and Executive on the other hand and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between them respecting the subject matter of this letter agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the Company on the one hand and the LLC and Executive on the other hand relating to the subject matter of this letter agreement that are not fully expressed herein. This letter agreement may be amended or modified only by a written instrument executed by the Company, the LLC and Executive.

13. In the event any provision of this letter agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this letter agreement, which term or terms shall remain in full force and effect.

14. No delay or omission by the Company, the LLC, or Executive in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company, the LLC, or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Connecticut.

Please sign the enclosed duplicate of this letter agreement in the space provided below to indicate your agreement to these terms.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Paul Koeppe
Paul Koeppe,
Chairman of the Compensation Committee of the Board of Directors

Accepted:

BH CHERRY LLC

By:	/s/ Bernard H. Cherry	Date: November 16, 2007
Bernard H. Cherry, Managing Member

/s/ Bernard H. Cherry		Date: November 16, 2007
Bernard H. Cherry